Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Offering of
5 Million Common Units

OMAHA, Nebraska – November 12, 2009 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced the commencement of an offering of 5,000,000 common units to a syndicate of underwriters led by Citigroup Global Markets Inc., BofA Merrill Lynch, Morgan Stanley and UBS Investment Bank who will act as joint book-running managers of the offering. The underwriters will have a 30-day option to purchase up to an additional 750,000 units to cover over-allotments, if any.

The Partnership expects to use the net proceeds of the offering to reduce debt outstanding under its revolving credit facility and for general partnership purposes.

The offering is being made under the Partnership’s existing shelf registration statement. With the close of this offering and assuming the underwriters do not exercise their option to purchase additional units, TransCanada Corporation's ownership of the Partnership will be approximately 37.6 per cent.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the limited partnership interests described herein, nor shall there be any sale of these limited partnership interests in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

A copy of the prospectus supplement and prospectus relating to the offering, when available, may be obtained from the following addresses:

Citi Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, NY 11220 Toll free: 800-831-9146 batprospectusdept@citi.com	BofA Merrill Lynch 4 World Financial Centre New York, NY 10080 Attention: Preliminary Prospectus Department Prospectus.Requests@ml.com
Morgan Stanley Attention: Prospectus Department 180 Varick Street, 2nd Floor New York, NY 10014 Toll free: 866-718-1649 prospectus@morganstanley.com	UBS Investment Bank Attention: Prospectus Department 299 Park Avenue New York, NY 10171 Toll free: 888-827-7275

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional natural gas pipeline that extends from southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms, the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada or others, the ability to access capital and credit markets with competitive rates and terms, decisions by the operator of Northern Border, Great Lakes, North Baja and Tuscarora, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2009 and September 30, 2009.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com